                 Contact: Thomas Coughlin,
President & CEO
Thomas Keating, CFO
(201) 823-0700

BCB Bancorp, Inc. Earns $2.3 Million in the Second Quarter of 2018 with Net Interest Income Increasing 33% Year-Over-Year
Results Highlighted by IA Bancorp Acquisition

BAYONNE, N.J., July 30, 2018 -- BCB Bancorp, Inc. (the "Company"), Bayonne, NJ (NASDAQ: BCBP), the holding company for BCB Community Bank (the "Bank"), today reported net income was $2.3 million, or $0.13 per diluted share, in the second quarter of 2018, compared to $2.5 million, or $0.21 per diluted share, in the second quarter of 2017.  Second quarter 2018 operating results were impacted by $2.0 million of acquisition-related expenses which reduced net income by $0.09 per diluted share. This compares to no acquisition expenses in the second quarter of 2017. In the first quarter of 2018, net income was $4.6 million, or $0.29 per diluted share, with $145,000 of acquisition-related expenses.
In the first six months of 2018, net income increased by $1.5 million, or 28.0 percent, to $6.9 million, compared to $5.4 million in the first six months of 2017.
"The highlight of the second quarter was completing the acquisition of IA Bancorp," stated Thomas Coughlin, President and Chief Executive Officer.  "The closed acquisition added approximately $215.8 million in assets, $178.4 million in deposits and $182.5 million in net loans and has made a dramatic impact on our scale and reach, while providing enhanced opportunities for client and revenue growth.  Our larger branching network will allow us to better serve our new and existing customers. As we look to the future, we will continue to look for growth opportunities, both organically and through strategic partnerships, while remaining focused on profitability and increasing value to our shareholders."
Second Quarter 2018 Financial Highlights
•	Net income was $2.3 million, or $0.13 per diluted share, in 2Q18, compared to $2.5 million, or $0.21 per diluted share in 2Q17.
•	Acquisition costs totaled $2.0 million in 2Q18, compared to $145,000 in 1Q18 and no acquisition costs in 2Q17.
•	Net interest income, before the provision for loan losses, increased 32.7 percent to $20.0 million in the current quarter compared to $15.1 million in the second quarter a year ago.
•	Net interest margin expanded 18 basis points to 3.52% in the second quarter, from 3.34% in the preceding quarter and improved seven basis points compared to 3.45% in the second quarter a year ago.
•	Total assets increased 38.6 percent to $2.517 billion at June 30, 2018, compared to $1.816 billion a year earlier.
•	Net loans receivable increased 34.4 percent to $2.120 billion at June 30, 2018, compared to $1.577 billion a year earlier.
•	Allowance for loan loss as a percentage of non-accrual loans was 191.8 percent, as compared to 116.2 percent at June 30, 2017.
•	Tangible book value was $10.71 at June 30, 2018.
•	Declared a quarterly cash dividend to shareholders of $0.14 per share.

Balance Sheet Review
The IAB acquisition generated a $215.8 million, or 10.4 percent, increase in total assets, combined with an increase from healthy organic growth of $218.5 million, or 10.5%, as compared to March 31, 2018.
Loans receivable increased by $355.2 million, or 20.1 percent, to $2.120 billion at June 30, 2018, from $1.765 billion at March 31, 2018, and increased by $542.6 million, or 34.4 percent, compared to June 30, 2017. The increase in loans resulted from the acquisition of IAB, which approximated $182.5 million in the fair value of loans added, and an increase in loans receivable of $172.7 million compared to March 31, 2018 and $360.1 million compared to June 30, 2017, excluding those acquired in the merger. The organic growth in loans represented increases of $229.6 million in commercial real estate and multi-family loans, $11.6 million in home equity loans, $37.6 million in commercial business loans and $15.2 million in residential one-to-four family loans, compared to year end. The allowance for loan losses was $20.6 million, or 191.8 percent of non-performing loans and 0.96 percent of gross loans, at June 30, 2018, as compared to an allowance for loan losses of $18.0 million, or 116.2 percent of non-performing loans and 1.13 percent of gross loans, a year ago.

BCBP Reports Second Quarter 2018 Earnings
July 30, 2018

Total cash and cash equivalents increased by $43.1 million to $180.4 million at June 30, 2018, from $137.3 million three months earlier, primarily due to the Company's strategy to further strengthen liquidity and our deposit base.
Total securities available for sale increased by $8.1 million to $135.4 million at June 30, 2018, from $127.3 million three months earlier, which represented a slight decline excluding IAB.
Deposit liabilities increased by $293.5 million, or 17.4 percent, to $1.985 billion at June 30, 2018, from $1.691 billion at March 31, 2018, and increased by $488.6 million, or 32.7 percent, compared to $1.496 billion a year ago. The increases in deposit liabilities related to the acquisition of IAB, which approximated $178.4 million in the fair value of deposits added, as well as the continued maturation of the seven branches opened in 2016 as a result of our organic growth initiative. Excluding IAB deposits, the increases included $161.4 million in certificates of deposit, including listing service and brokered deposits, $24.6 million in non-interest bearing deposit accounts, $21.8 million in money market checking accounts, $19.7 million in NOW deposit accounts, and $4.5 million in savings and club accounts, compared to year end. The Company utilizes listing service and brokered certificates of deposit as additional sources of deposit liquidity to fund loan growth, which totaled $41.5 million and $202.3 million, respectively, at June 30, 2018.
Debt obligations increased by $120.0 million, or 60.0 percent, to $320.0 million at June 30, 2018, from $200.0 million at March 31, 2018, and increased by $146.0 million, or 83.9 percent, compared to $174.0 million a year ago. The increases are the net result of scheduled maturities of FHLB advances and the issuance of new FHLB advances, and includes advances related to the acquisition of IAB, which approximated $20.0 million in the fair value of advances added. The purpose of these borrowings reflected the use of long-term Federal Home Loan Bank advances to augment deposits as the Company's funding source for originating loans and investing in investment securities. The weighted average interest rate of borrowings was 2.16 percent at June 30, 2018.
Stockholders' equity increased by $16.7 million, or 9.4 percent, to $194.1 million at June 30, 2018, from $177.4 million at March 31, 2018, and increased by $61.3 million, or 46.2 percent when compared to June 30, 2017. The increase in stockholders' equity was primarily attributable to an increase in additional paid-in capital of $17.4 million from common stock and preferred stock issued as part of the acquisition of IAB and proceeds of $42.8 million from a capital raise in September, 2017 when compared to June 30, 2017.

Second Quarter Income Statement Review
Net interest income increased by $4.9 million, or 32.7 percent, to $20.0 million for the second quarter of 2018 from $15.1 million for the second quarter of 2017. The increase in net interest income resulted primarily from an increase in the average balance of interest-earning assets of $530.0 million, or 30.4 percent, to $2.277 billion for the three months ended June 30, 2018, from $1.747 billion for the three months ended June 30, 2017. Net interest margin was 3.52 percent for the second quarter of 2018 compared to 3.45 percent for the second quarter a year ago. "The margin improvement during the quarter resulted from more selective pricing on new loans and managing the cost of funds in this rising interest rate environment," said Coughlin.
Interest income on loans receivable increased by $6.0 million, or 33.4 percent, to $24.0 million for the second quarter of 2018 from $18.0 million for the second quarter a year ago. The increase was primarily attributable to an increase in the average balance of loans receivable of $455.6 million, or 28.9 percent, to $2.033 billion for the quarter from $1.578 billion for the second quarter a year ago, as well as an increase in the average yield on loans of 17 basis points to 4.74 percent for the quarter from 4.57 percent for the second quarter a year ago. The increase in the average balance of loans receivable was in accordance with the Company's growth strategy, which included organically growing the Bank's geographic footprint and the acquisition of IAB, while the increase in the average yield on loans relates to the rising rate environment.

BCBP Reports Second Quarter 2018 Earnings
July 30, 2018

Interest income on securities increased by $271,000, or 35.6 percent, to $1.0 million for the second quarter, from $762,000 for the second quarter a year ago. This increase was primarily due to an increase in the average balance of securities of $41.8 million, or 39.8 percent, to $146.8 million for the second quarter, from $105.0 million for the second quarter of 2017, partly offset by a decrease in the average yield on securities of eight basis points to 2.82 percent from 2.90 percent for the year ago quarter. The increase in the average balance of securities relates to the Company's strategy to further strengthen its liquidity position, while the decrease in the yield on securities related to the mix of investments in the portfolio.

Second quarter interest income on other interest-earning assets increased by $334,000, or 118.9 percent to $615,000 from $281,000 for the second quarter of 2017. This increase was primarily due to an increase in the average yield on other interest-earning assets of 79 basis points to 2.55 percent from 1.76 percent for the year ago quarter, as well as an increase in the average balance of other interest earning assets of $33.0 million, or 51.6 percent, to $96.9 million for the second quarter of 2018 from $63.9 million for the second quarter of 2017. The increase in the average balance of other interest-earning assets is consistent with the Company's strategy of maintaining strong levels of liquidity. The increase in the average yield on other interest-earning assets correlates to the increases in the fed funds rate that have occurred over the last 12 months.
Total interest expense increased by $1.7 million, or 42.4 percent, to $5.7 million for the second quarter of 2018 from $4.0 million for the second quarter of 2017. This increase resulted, primarily, from an increase in the average balance of interest-bearing liabilities of $418.1 million, or 28.4 percent, to $1.890 billion for the second quarter from $1.472 billion for the second quarter a year ago, as well as an increase in the average rate on interest-bearing liabilities of 12 basis points to 1.21 percent for the quarter from 1.09 percent for the second quarter a year ago.
Total non-interest income decreased by $459,000, or 22.7 percent, to $1.6 million for the second quarter from $2.0 million for the second quarter a year ago. The decrease in total non-interest income mainly related to a decrease in the gains on sale of OREO properties of $207,000 to a loss of $10,000 from a gain of $197,000 for the second quarter a year ago, a decrease in gains on sales of loans of $157,000, or 21.4 percent, to $576,000 for the second quarter of 2018 from $733,000 for the second quarter a year ago, and a decrease in other non-interest income of $195,000, or 76.8 percent, to $59,000 for the quarter from $254,000 for the year ago quarter. The decrease in other non-interest income related to $237,000 of proceeds from a legal settlement in the second quarter of 2017. The decrease in total non-interest income was partly offset by an increase in the amount of fees and service charges of $133,000.
Second quarter total non-interest expense increased by $3.8 million, or 31.5 percent, to $16.0 million from $12.2 million for the second quarter a year ago. Merger-related costs increased by $2.0 million for the quarter, with no comparable figure for the year ago quarter. Salaries and employee benefits expense increased by $1.2 million, or 21.2 percent, to $7.1 million for the quarter, from $5.9 million for the second quarter of 2017. Other non-interest expense increased by $665,000, or 42.5 percent, to $2.2 million for the second quarter, from $1.6 million for the second quarter of 2017. Other non-interest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and other fees and expenses. Occupancy expense increased by $487,000, or 24.5 percent, to $2.5 million for the quarter, from $2.0 million for the year ago quarter. Data processing expense increased by $150,000, or 22.1 percent, to $828,000 for the quarter from $678,000 for the second quarter a year ago. Other Real Estate Owned expense increased by $147,000 to $160,000 for the second quarter from $13,000 for the second quarter of 2017. These increases in non-interest expense were partly offset by lower professional fees of $850,000, or 61.5 percent, to $533,000 for the second quarter, from $1.4 million for the second quarter of 2017.
The income tax provision decreased by $448,000, or 27.2 percent, to $1.2 million for the second quarter of 2018 from $1.7 million for the second quarter a year ago. The decrease in the income tax provision comes as a result of the lower tax provision as mandated by enactment of the Tax Cuts and Jobs Act of 2017, which lowered the federal corporate tax rate from 34% to 21% beginning in 2018, and due to lower taxable income for the second quarter of 2018 as compared to the same period for 2017. The consolidated effective tax rate for the second quarter of 2018 was 34.2 percent compared to 39.6 percent for the second quarter of 2017.

BCBP Reports Second Quarter 2018 Earnings
July 30, 2018

Year to Date Income Statement Review
Net income increased by $1.5 million, or 28.0 percent, to $6.9 million for the six months ended June 30, 2018 from $5.4 million for the six months ended June 30, 2017. The increase in net income was primarily related to an increase in total interest income, an increase in total non-interest income, a lower income tax provision, partly offset by higher interest expense, a higher provision for loan loss, and higher non-interest expense for the six months of the year, as compared to the first six months of 2017.
Net interest income increased by $6.8 million, or 22.8 percent, to $36.4 million for the first six months of 2018 from $29.6 million for the first six months of 2017. Net interest margin was 3.46 percent for the six-month period ended June 30, 2018 and 3.44 percent for the six-month period ended June 30, 2017. The increase in the net interest margin was the result of more selective pricing on new loans and managing the cost of funds in this rising rate environment.
Total interest expense increased by $2.4 million, or 29.9 percent, to $10.2 million for the first six months of 2018 from $7.8 million for the first six months of 2017. This increase resulted primarily from an increase in the average balance of interest-bearing liabilities of $301.7 million, or 20.7 percent, to $1.762 billion for the first six months of 2018 from $1.460 billion for the first six months of 2017, as well as an increase in the average rate on interest-bearing liabilities of nine basis points to 1.17 percent for the year-to-date period, from 1.08 percent for the same period a year ago.
Total non-interest income increased by $613,000, or 14.2 percent, to $4.9 million for the first six months of 2018 from $4.3 million for the same period a year ago. The increase in total non-interest income was mainly related to an increase in other non-interest income of $2.0 million to $2.3 million for the first six months of 2018 from $282,000 for the first six months 2017. The increase in other non-interest income was mainly attributed to $2.0 million received from a legal settlement in the first quarter of 2018. The increase in total non-interest income was partly offset by a decrease in the gains on sale of OREO properties of $1.4 million for the first six months of 2018 from $1.3 million for the first six months of 2017.

Asset Quality
"Our asset quality improved again during the current quarter, excluding assets acquired from IAB, reflecting the overall improvements in past due loans, foreclosures, and non-performing loans," said Coughlin.
At June 30, 2018, past due loans, excluding those acquired in the IAB acquisition, decreased by $4.0 million, or 16.9% percent, compared to March 31, 2018 and by $4.2 million, or 17.7%, as compared to June 30, 2017.
Nonperforming loans totaled $10.8 million, or 0.50 percent of gross loans at June 30, 2018, compared to $10.6 million, or 0.60 percent of gross loans at March 31, 2018, and $15.5 million, or 0.97 percent of gross loans, a year earlier.
Performing restructured loans that were not included in nonaccrual loans at June 30, 2018, were $20.7 million, compared to $21.4 million at March 31, 2018 and $21.5 million at June 30, 2017. Borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, term extensions, or payment alterations are categorized as restructured loans.
Other real estate owned (OREO) totaled $1.2 million at June 30, 2018, compared to $1.4 million at March 31, 2018, and $2.6 million at June 30, 2017.
The second quarter provision for loan losses was $2.1 million, compared to $1.3 million in the preceding quarter and $776,000 in the second quarter a year ago.  The allowance for loan losses was $20.6 million, or 191.8 percent of gross loans at June 30, 2018, compared to $18.3 million, or 1.03 percent of gross loans at March 31, 2018, and $18.0 million, or 1.13 percent of gross loans a year ago.  As of June 30, 2018, the allowance for loan losses represented 191.8 percent of nonaccrual loans compared to 172.7 percent three months earlier, and 116.2 percent one year earlier.  Net recoveries were $243,000 in the second quarter, compared to net charge-offs of $380,000 in the preceding quarter and net charge-offs of $338,000 in the second quarter a year ago.

BCBP Reports Second Quarter 2018 Earnings
July 30, 2018

About BCB Bancorp, Inc.
Established in 2000 and headquartered in Bayonne, N.J., BCB Community Bank is the wholly-owned subsidiary of BCB Bancorp, Inc. (NASDAQ: BCBP). The Bank has 28 branch offices in Bayonne, Carteret, Colonia, Edison, Hoboken, Fairfield, Holmdel, Jersey City, Lodi, Lyndhurst, Maplewood, Monroe Township, Parsippany, Plainsboro, Rutherford, South Orange, Union, and Woodbridge, New Jersey, three branches in Hicksville and Staten Island, New York, and a loan production office in Manhattan. The Bank provides business and individuals a wide range of loans, deposit products, and retail and commercial banking services.  For more information, please go to www.bcb.bank.
Forward-Looking Statements
This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.
In addition to factors previously disclosed in the Company's reports filed with the U.S. Securities and Exchange Commission (the "SEC") and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: difficulties and delays in integrating the Indus-American Bank business or fully realizing cost savings and other benefits of the Merger; business disruption following the Merger; changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer acceptance of BCB products and services; customer borrowing, repayment, investment and deposit practices; customer disintermediation; the introduction, withdrawal, success and timing of business initiatives; competitive conditions; the inability to realize cost savings or revenues or to implement integration plans and other consequences associated with mergers, acquisitions and divestitures; economic conditions; and the impact, extent and timing of technological changes, capital management activities, and actions of governmental agencies and legislative and regulatory actions and reforms.
Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

BCBP Reports Second Quarter 2018 Earnings
July 30, 2018

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	June 30,	December 31,
	2018	2017

ASSETS
Cash and amounts due from depository institutions	$23,125	$16,460
Interest-earning deposits	157,320	107,775
Total cash and cash equivalents	180,445	124,235

Interest-earning time deposits	980	980
Debt securities available for sale	127,291	114,295
Equity investments	8,134	8,294
Loans held for sale	1,405	1,295
Loans receivable, net of allowance for loan losses
of $20,640 and $17,375 respectively	2,119,829	1,643,677
Federal Home Loan Bank of New York stock, at cost	16,744	10,211
Premises and equipment, net	21,055	18,768
Accrued interest receivable	7,563	6,153
Other real estate owned	1,178	532
Deferred income taxes	11,451	5,144
Goodwill	5,281	-
Other assets	15,208	9,253
Total Assets	$2,516,564	$1,942,837

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$229,292	$201,043
Interest bearing deposits	1,755,584	1,368,327
Total deposits	1,984,876	1,569,370
FHLB advances	320,005	185,000
Subordinated debentures	4,124	4,124
Other liabilities and accrued interest payable	13,483	7,889
Total Liabilities	2,322,488	1,766,383

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized;
issued and outstanding 7,807 shares of series C 6%, series D 4.5%, (liquidation value $10,000 per share)
and series F 6% (liquidation value $1,000 per share) noncumulative perpetual preferred stock at June 30, 2018 and 1,342 shares of series C 6% and series D 4.5% (liquidation value $10,000 per share)
noncumulative perpetual preferred stock at December 31, 2017	-	-
Additional paid-in capital preferred stock	19,706	13,241
Common stock: no par value; 20,000,000 shares authorized; issued 18,313,476 and 17,572,942 at June 30, 2018 and December 31, 2017, respectively, outstanding 15,782,713 shares and
15,042,179 shares, at June 30, 2018 and December 31, 2017, respectively	-	-
Additional paid-in capital common stock	175,716	164,230
Retained earnings	33,570	31,241
Accumulated other comprehensive (loss)	(5,800)	(3,142)
Treasury stock, at cost, 2,530,463 and 2,529,863 shares, respectively, at June 30, 2018 and December 31, 2017	(29,116)	(29,116)
Total Stockholders' Equity	194,076	176,454

Total Liabilities and Stockholders' Equity	$2,516,564	$1,942,837

BCBP Reports Second Quarter 2018 Earnings
July 30, 2018

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, except for per share amounts, Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Interest income:
Loans, including fees	$24,048	$18,026	$43,569	$35,568
Mortgage-backed securities	837	603	1,536	1,131
Municipal bonds and other debt	196	159	300	264
FHLB stock and other interest earning assets	615	281	1,233	561
Total interest income	25,696	19,069	46,638	37,524

Interest expense:
Deposits:
Demand	975	677	1,772	1,350
Savings and club	105	100	202	199
Certificates of deposit	3,405	2,142	6,135	4,153
	4,485	2,919	8,109	5,702
Borrowings	1,221	1,087	2,099	2,154
Total interest expense	5,706	4,006	10,208	7,856

Net interest income	19,990	15,063	36,430	29,668
Provision for loan losses	2,060	776	3,402	1,274

Net interest income after provision for loan losses	17,930	14,287	33,028	28,394

Non-interest income:
Fees and service charges	971	838	1,681	1,634
Gain on sales of loans	576	733	1,159	1,071
Loss on bulk sale of impaired loans held in portfolio	-	-	(24)	-
Gain on sales of other real estate owned	(10)	197	(10)	1,348
Loss on equity investments	(33)	-	(160)	-
Other	59	254	2,303	282
Total non-interest income	1,563	2,022	4,949	4,335

Non-interest expense:
Salaries and employee benefits	7,125	5,878	13,392	11,968
Occupancy and equipment	2,476	1,989	4,538	4,147
Data processing and service fees	828	678	1,557	1,331
Professional fees	533	1,383	1,038	1,746
Director fees	201	198	402	378
Regulatory assessments	290	331	529	692
Advertising and promotional	100	115	185	258
Other real estate owned, net	160	13	191	55
Merger related costs	2,039	-	2,184	-
Other	2,228	1,563	3,975	3,135
Total non-interest expense	15,980	12,148	27,991	23,710

Income before income tax provision	3,513	4,161	9,986	9,019
Income tax provision	1,200	1,648	3,041	3,593

Net Income	$2,313	$2,513	$6,945	$5,426
Preferred stock dividends	262	165	428	283
Net Income available to common stockholders	$2,051	$2,348	$6,517	$5,143

Net Income per common share-basic and diluted
Basic	$0.13	$0.21	$0.43	$0.46
Diluted	$0.13	$0.21	$0.42	$0.45

Weighted average number of common shares outstanding
Basic	15,610	11,295	15,329	11,278
Diluted	15,748	11,405	15,465	11,383

BCBP Reports Second Quarter 2018 Earnings
July 30, 2018

	Financial condition data by quarter
	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017

	(In thousands)
Total assets	$2,516,564	$2,082,313	$1,942,837	$1,871,740	$1,815,843	$1,805,332
Cash and cash equivalents	180,445	137,334	124,235	97,618	75,047	114,422
Securities available for sale	135,425	127,324	122,589	100,077	105,803	106,183
Loans receivable, net	2,119,829	1,764,597	1,643,677	1,619,245	1,577,181	1,528,756
Deposits	1,984,876	1,691,353	1,569,370	1,546,148	1,496,260	1,513,844
Borrowings	320,000	200,000	185,000	138,000	174,000	155,000
Stockholders' equity	194,076	177,386	176,454	177,568	132,781	127,011
Tangible Book Value	10.71	10.90	10.85	10.93	10.58	10.45

	Operating data by quarter
	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017

		(In thousands, except for per share amounts)
Net interest income	$19,990	$16,440	$16,642	$15,574	$15,063	$14,605
Provision for loan losses	2,060	1,342	325	511	776	498
Non-interest income	1,562	3,386	1,515	1,633	2,022	2,313
Non-interest expense	15,980	12,011	12,035	11,299	12,148	11,562
Income tax expense	1,200	1,841	4,458	2,180	1,648	1,945
Net income	$2,312	$4,632	$1,339	$3,217	$2,513	$2,913
Net income per share:	$0.13	$0.30	$0.08	$0.25	$0.21	$0.25
Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14	$0.14

	Financial Ratios
	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Return on average assets	0.40%	0.92%	0.28%	0.70%	0.56%	0.68%
Return on average stockholder's equity	4.90%	10.48%	3.01%	9.17%	7.90%	9.48%
Net interest margin	3.52%	3.34%	3.56%	3.50%	3.45%	3.43%
Stockholder's equity to total assets	7.71%	8.52%	9.08%	9.49%	7.31%	7.04%

	Asset Quality Ratios
	(In thousands, except for per share amounts)
	Q2 2018	Q1 2018	Q4 2017	Q3 2017	Q2 2017	Q1 2017
Non-Accrual Loans	$10,762	$10,619	$13,036	$16,958	$15,456	$16,987
Non-Accrual Loans as a % of Total Loans	0.50%	0.60%	0.78%	1.03%	0.97%	1.10%
ALLL as % of Non-Accrual Loans	191.79%	172.68%	133.28%	108.79%	116.23%	103.17%
Impaired Loans	50,899	36,199	37,786	40,992	43,326	45,830
Classified Loans	33,605	20,299	21,730	26,663	27,422	29,357

Transmitted on Globe Newswire on July 30, 2018 at 9:00 a.m. Eastern Time.